Exhibit 10.2

SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made as of the 13th day of June 2022, between the MITESCO, INC. a publicly traded company incorporated in the State of Delaware (“Employer”), and Edward Thomas Brodmerkel, residing at 8 Eastern Avenue, Annapolis, Maryland 21403 (“Employee”).

WHEREAS, the Employer, the authorized representative of the Employer, desires to employ Edward Thomas Brodmerkel as the Chief Financial Officer of the Employer; and

WHEREAS, the parties have reached an agreement as to the terms of said employment as more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants, terms and conditions as hereinafter set forth, the parties hereby agree as follows:

1. Nature of Services and Duties.

a. Effective June 13, 2022, Employee shall serve in the position of Chief Financial Officer of Mitesco Inc.

b. At all times during the term of this Agreement, Employee shall use his/her best efforts and apply his/her skill and experience to the proper performance of his/her duties hereunder and to achieve the goals set forth herein.  Employee shall be directly accountable to and work under the authority and direction of the Chief Executive Officer or any “Designee” the CEO shall direct the Employee to report to, and shall report through such offices as may be directed by the CEO, or their Designee, from time to time.  Employee shall perform such executive, managerial and administrative duties and services as are customary for a Chief Financial Officer and such further executive duties as may be specified from time to time by the Chairman, or their Designee, including without limitation:

i. Securities and Exchange Commission (SEC) reporting and compliance

ii. Taxation Management

iii. Accounting and Audit Management

iv. Bookkeeping, payables and receivables

v. Financing / Capital Raising and Capital Structure Management

vi. Banking, Investment, and Treasury Management

vii. Risk management and Insurance

2. Term.

This Agreement shall be effective from June 13, 2022, (“the Commencement Date”), through June 12, 2023, (“the Termination Date”), unless terminated at either parties discretion with ten (10) business days notice.  The Employee shall be considered a full-time employee as of the Commencement Date.

1660 Highway 100 South  |  Suite 432  |  St. Louis Park, MN  55416

Ph: 844.383.8689

www.mitescoinc.com

3. Compensation.

(a)Employee shall be paid an annual base salary of One Hundred and Twenty Thousand ($120,000) Dollars payable in accordance with the Employer’s standard payroll procedures, with a performance and salary review to be conducted annually, at which time the Employee’s salary shall be adjusted in accordance with applicable compensation policies.

(b)In addition, Employee shall be eligible to receive a bonus target of 25% of base compensation commencing fiscal year 2022, if approved by the Compensation Committee in its sole discretion.

(c)The Employee agrees that their Compensation will accrue from the Commencement Date of this agreement until such time as the Company, as determined by the Board, has sufficient funding.

(d)The Employee may receive certain awards of incentive stock options, and those awards are subject to certain vesting, or conditions, including, but not limited to the tenure of the Employee, or achievement of certain objectives, as more further defined in the award notice and the S8 policy and proceedures, and generally under the terms as noted below:

1.Award of Incentive Stock Options.

Mitesco, Inc. (the “Company”) hereby Awards incentive Stock Options of the Company pursuant to vesting terms.  The Stock Options (200,000 fully vested options on restricted common shares at $.25 per shares) are awarded by a authorization of the Board of Directors within 120 business days of employment start date and priced in accordance with policies and proceedures. Any violations of securities laws, or the provisions of the Code of Conduct will result in the immediate cancellation of any and all stock awards previously issued or authorized.

2.Vesting is as follows:

a) The grant of 200,000 are fully vested options on restricted common shares at $.25 per shares

3.Termination.

Employee’s employment hereunder may be terminated by Employer under the following circumstances:

(a) A vote of the majority of the members of the Board of Directors;

(b) Upon any violations of the Securities laws;

(c) Upon incapacity or inability to perform all the duties set forth in this Agreement due to mental or physical disability;

If Employee’s employment is terminated by virtue of any of the events described in paragraph (a), (b), or (c) Employee shall be entitled only to compensation though the date of such termination and any incentive stock options that have not vested shall be cancelled in accordance with the S-8 plan.

5. Confidentiality and Proprietary Information.

Employee acknowledges that he/she will be exposed to confidential information of the Employer, which includes confidential information of Mitesco, Inc., and other operations and activities.  Confidential information includes, but is not limited to, data relating to the Employer’s operations, customer information, financial data, computer programs, architectural drawings, marketing plans and information, operating procedures and the like, or any other information of the business affairs of Mitesco.

Employee shall not, directly or indirectly, use, disseminate, disclose, or in any way reveal or use beyond the scope of authority granted by the Employer all or any part of such Confidential Information, which he/she has been or will be exposed to, and shall use such Confidential Information only to the extent specifically authorized by the Employer.

1660 Highway 100 South  |  Suite 432  |  St. Louis Park, MN  55416

Ph: 844.383.8689

www.mitescoinc.com

Upon termination of this Agreement for any reason whatsoever, Employee shall turn over to the Employer all Confidential Information. Employee acknowledges that the Employer may exercise any and all remedies available to it at law or in equity to enforce this Agreement with respect to non-disclosure of any Confidential Information, which Employee has or will become privy to in the performance of its obligations under this Agreement.  The parties acknowledge that this provision shall survive the termination of the Agreement.

6. Work Product

Any programs, systems, plans, software, hardware, devices, and ideas developed by Employee or anyone in the Employee’s Department during the period of Employee’s employment from the date of original hire shall be the exclusive property of the Employer.

7. Covenant Not to Compete.

(a)Employee agrees that during the terms of this Agreement he shall devote his full business time, energy, skill, labor, and attention to the affairs of the Employer and its affiliates or subsidiaries, shall promptly and faithfully do and perform all services pertaining thereto that are or may hereafter be required of him by the Employer, and shall not engage in any activities, directly or indirectly, involving a conflict of interest with the business or relations of the Employer or its affiliates or subsidiaries.

(b)Employee recognizes that the business of the Employer and its affiliates or subsidiaries are national and international in scope and that the services to be performed hereunder and the methods employed by the Employer or its affiliates or subsidiaries are such as will place Employee in close business and personal relationship with competing businesses of the Employer or its affiliates or subsidiaries.  Therefore, from and after the date of this Agreement and for one year after expiration of this Agreement or termination of this Agreement, Employee shall not, directly or indirectly, for his own benefit or for, with, or through any other person, company, or competitive company to Employer, within the states of Georgia own, manage consult, or be connected with, as owner, partner, joint venture, director, employee, officer, consultant, or in any other capacity whatsoever, engage in any business which is the same as, similar to or competitive with any business activities of the Employer.  “Business” is defined as any compounding retail pharmacy activity.  Employee acknowledges that the restrictive covenants (the “Restrictive Covenants’) contained in this Section are a condition of his employment and are reasonable and valid in geographical and temporary scope and in all other respects.  If any court determines that any Restrictive Covenants, or any part of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion.  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid and unenforceable because of geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

(c) If Employee breaches, or threatens to breach, any of the Restrictive Covenants, the Employer, in addition to and not in lieu of any other rights and remedies it may have at law or in equity, shall have the right to injunctive relief; it being acknowledged and agreed to by Employee that any such breach or threatened breach would cause irreparable and continuing injury to the Employer and that money damages would not provide an adequate remedy to the Employer.

8. Miscellaneous.

(a) Employee represents to Employer that there are no restrictions or agreements to which he is a party which would be violated by his execution of this Agreement and his employment hereunder.

(b) No amendment or waiver of any provision of this Agreement shall be effective unless in writing signed by both parties.

(c) Employee shall have no right to assign, transfer, pledge or otherwise encumber any of the rights, nor to delegate any of the duties created by this Agreement.

9. Governing Law.

This Agreement is subject to and shall be interpreted in accordance with the laws of the State of Delaware.

1660 Highway 100 South  |  Suite 432  |  St. Louis Park, MN  55416

Ph: 844.383.8689

www.mitescoinc.com

EXECUTED, as of the date first written above.

EMPLOYER

Lawrence Diamond

By: /s/ Lawrence Diamond

Date: June 13, 2022

EMPLOYEE

Edward Thomas Brodmerkel

By: /s/ Edward Thomas Brodmerkel

Date: June 13, 2022

1660 Highway 100 South  |  Suite 432  |  St. Louis Park, MN  55416

Ph: 844.383.8689

www.mitescoinc.com